Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-266820, 333-212143 and 333-233075 on Form S-3 and Registration Statement Nos. 333-141673, 333-157105, 333-163401, No. 333-172126, 333-192734, and 333-228443 on Form S-8 of our report dated August 8, 2023, relating to the consolidated financial statements and financial statement schedule of Broadridge Financial Solutions, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended June 30, 2023.
/s/ DELOITTE & TOUCHE LLP
New York, New York
August 8, 2023